     As filed with the Securities and Exchange Commission on June 30, 2000
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              PLX TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                   94-3008334
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                               390 Potrero Avenue
                               Sunnyvale, CA 94086
                                 (408) 774-9060
    (Address, including zip code, and telephone number, including area code, of registrar's principal executive offices)
                               Michael J. Salameh
                                    President
                               390 Potrero Avenue
                               Sunnyvale, CA 94086
                                 (408) 774-9060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               Stephen J. Schrader
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
                            Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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   ===========================================================================================================

                                        CALCULATION OF REGISTRATION FEE
   ===========================================================================================================
    TITLE OF SHARES TO      AMOUNT TO BE       PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
       BE REGISTERED         REGISTERED       AGGREGATE PRICE PER    AGGREGATE OFFERING     REGISTRATION FEE
                                                   SHARE(1)               PRICE(1)
   -----------------------------------------------------------------------------------------------------------
   Common Stock, $.001
     par value .........       464,626             $36.00               $16,726,536            $4,415.81
   -----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on June 23, 2000.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE
SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                   Subject to Completion, dated June 30, 2000
                                                                      PROSPECTUS


                              PLX Technology, Inc.



                         464,626 SHARES OF COMMON STOCK


      464,626 shares of our common stock were issued to certain former stockholders of Sebring Systems, Inc. as partial payment for acquisition by us of Sebring Systems, Inc. Some of these stockholders may wish to sell these shares in the future, and this prospectus allows them to do so. We will not receive any of the proceeds from any sale of shares by these stockholders, but we have agreed to bear the expenses of registration of the shares by this prospectus.

      Our stock is listed on the Nasdaq National Market under the symbol "PLXT."

      The last sale price of the common stock on the Nasdaq National Market on June 29, 2000 was $42.00 per share.

                         -------------------------------

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH LEVEL OF INVESTMENT RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.





                         -------------------------------







                                            , 2000




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
                                TABLE OF CONTENTS

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                                                                                   PAGE
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
Available Information.................................................................4

Incorporation of Certain Documents by Reference.......................................4

The Company...........................................................................5

Use of Proceeds.......................................................................5

Risk Factors..........................................................................5

Special Note Regarding Forward-Looking Statements....................................11

Selling Stockholders.................................................................12

Plan of Distribution.................................................................13

Experts..............................................................................13

Legal Matters........................................................................13


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

        No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of PLX Technology, Inc. since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                              AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including ours, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

        We have filed with the Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares being offered by this prospectus. This prospectus does not contain all of the information set forth in this registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements are qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and the shares being offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed by the Company under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated herein by reference:

     a.  Our Annual Report on Form 10-K for the year ended December 31, 1999;

     b.  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
         2000;

     c.  Our Current Report on Form 8-K filed on June 2, 2000;

     d.  Our Definitive Proxy Statement on Form 14A filed on April 14, 2000; and

     e. The description of our Common Stock contained in our registration statement on Form 8-A12G (File No. 000-25699).

        Each document we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Scott M. Gibson, Vice President, Chief Financial Officer, 390 Potrero Avenue, Sunnyvale 94086, telephone number: (408) 774-9060.


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

                                   THE COMPANY

               We were incorporated in California in May 1986. In March 1999, our state of incorporation was changed to Delaware. Our principal executive office is located at 390 Potrero Avenue, Sunnyvale, California 94086, and our telephone number at this address is (408) 774-9060. We maintain a World Wide Web site address at www.plxtech.com. The reference to this World Wide Web site address does not constitute incorporation by reference of the information contained therein.

                                 USE OF PROCEEDS

        All of the shares being offered under this prospectus are offered by the selling stockholders, and we will not receive any of the proceeds from the sale of the shares. This registration statement is intended to satisfy certain of our obligations under our merger agreement with Sebring Systems, Inc. Under that agreement, we have agreed to pay expenses of registration of these shares under federal and state securities laws.

                                  RISK FACTORS


        Investors should carefully consider the following risk factors as well as other information contained in this prospectus in evaluating an investment in the common stock.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO FACTORS WHICH ARE NOT WITHIN OUR CONTROL

        Our quarterly operating results have fluctuated significantly in the past and are expected to fluctuate significantly in the future based on a number of factors, many of which are not in our control. Our operating expenses, which include product development costs and selling, general and administrative expenses, are relatively fixed in the short-term. If our revenues are lower than we expect because we sell fewer semiconductor devices, delay the release of new products or the announcement of new features, or for other reasons, we may not be able to quickly reduce our spending in response.

        Other circumstances that can affect our operating results include:

        - our ability to develop, introduce and market new products and technologies on a timely basis,

        - the timing of significant orders, order cancellations and reschedulings,

        - changes in our pricing policies or those of our competitors or suppliers, including decreases in unit average selling prices of our products,

        - introduction of products and technologies by our competitors,

        - shifts in our product mix toward lower margin products,

        - the availability of production capacity at the fabrication facilities that manufacture our products, and

        - the availability and cost of materials to our suppliers.

        These factors are difficult to forecast, and these or other factors could adversely affect our business. Any shortfall in our revenues would have a direct impact on our business. In addition, fluctuations in our quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

OUR LENGTHY SALES CYCLE CAN RESULT IN UNCERTAINTY AND DELAYS WITH REGARD TO OUR EXPECTED REVENUES

        Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems. The time required for test, evaluation and design of our products into the customer's equipment can range from six to twelve months or more. It can take an additional six to twelve months or more before a customer commences volume shipments of equipment that incorporates our products. Because of this lengthy sales cycle, we may experience a delay between the time when we increase expenses for research and development and sales and marketing efforts and the time when we generate higher revenues, if any, from these expenditures.

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

        In addition, the delays inherent in our lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans. When we achieve a design win, there can be no assurance that the customer will ultimately ship products incorporating our products. Our business could be materially adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release products incorporating our products.

RAPID TECHNOLOGICAL CHANGE COULD MAKE OUR PRODUCTS OBSOLETE

        The semiconductor industry is characterized by rapidly changing technology and industry standards, along with frequent new product introductions. Consequently, our future success depends on our ability to identify trends in our target markets and to offer new semiconductor devices, as well as other products and services, that address the changing needs of our target customers.

WE MUST MAKE SIGNIFICANT RESEARCH AND DEVELOPMENT EXPENDITURES PRIOR TO GENERATING REVENUES FROM PRODUCTS

        To establish market acceptance of a new semiconductor device, we must dedicate significant resources to research and development, production and sales and marketing. We incur substantial costs in developing, manufacturing and selling a new product, which often significantly precede meaningful revenues from the sale of this product. Consequently, new products can require significant time and investment to achieve profitability. Prospective investors should note that our efforts to introduce new semiconductor devices or other products or services may not be successful or profitable. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive.

        We record as expenses the costs related to the development of new semiconductor devices and other products as these expenses are incurred. As a result, our profitability from quarter to quarter and from year to year may be adversely affected by the number and timing of our new product launches in any period and the level of acceptance gained by these products.

OUR INDEPENDENT MANUFACTURERS MAY NOT BE ABLE TO MEET OUR MANUFACTURING REQUIREMENTS

        We do not manufacture any of our semiconductor devices. Therefore, we are referred to in the semiconductor industry as a "fabless" producer of semiconductors. Consequently, we depend upon third party manufacturers to produce semiconductors that meet our specifications. We currently have third party manufacturers that can produce semiconductors which meet our needs. However, as the semiconductor industry continues to progress to smaller manufacturing and design geometries, the complexities of producing semiconductors will increase. Decreasing geometries may introduce new problems and delays that may affect product development and deliveries. Due to the nature of the semiconductor industry and our status as a "fabless" semiconductor company, we could encounter fabrication related problems that may affect the availability of our semiconductor devices, may delay our shipments or may increase our costs.

OUR RELIANCE ON SINGLE SOURCE MANUFACTURERS OF OUR SEMICONDUCTOR DEVICES COULD DELAY SHIPMENTS AND INCREASE OUR COSTS

        None of our semiconductor devices is currently manufactured by more than one supplier. We place our orders on a purchase order basis and do not have a long term purchase agreement with any of our existing suppliers. In the event that the supplier of a semiconductor device was unable or unwilling to continue to manufacture this product in the required volume, we would have to identify and qualify a substitute supplier. Introducing new products or transferring existing products to a new third party manufacturer or process may result in unforeseen device specification and operating problems. These problems may affect product shipments and may be costly to correct. Silicon fabrication capacity may also change, or the costs per silicon wafer may increase. Manufacturing-related problems may have a material adverse effect on our business.

INTENSE COMPETITION IN THE MARKETS IN WHICH WE OPERATE MAY REDUCE THE DEMAND FOR OUR PRODUCTS

        Competition in the semiconductor industry is intense. If our main target market, the embedded systems market, continues to grow, the number of competitors may increase significantly. In addition, new semiconductor technology may lead to new products that can perform similar functions as our products. Some of our competitors and other semiconductor companies may develop and introduce products that integrate into a single semiconductor device the functions performed by our semiconductor devices. This would eliminate the need for our products in some applications.

        In addition, competition in our markets comes from companies of various sizes, many of which are significantly larger and have greater financial and other resources than we do and thus can better withstand adverse economic or market conditions. Also, as we start to sell our processor products, we will compete with established embedded microprocessor

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

companies and others. Many of these indirect competitors and microprocessor companies have significantly greater financial, technical, marketing and other resources than PLX. Therefore, we cannot assure you that we will be able to compete successfully in the future against existing or new competitors, and increased competition may adversely affect our business.

FAILURE TO HAVE OUR PRODUCTS DESIGNED INTO THE PRODUCTS OF ELECTRONIC EQUIPMENT MANUFACTURERS WILL RESULT IN REDUCED SALES

        Our future success depends on electronic equipment manufacturers that design our semiconductor devices into their systems. We must anticipate market trends and the price, performance and functionality requirements of current and potential future electronic equipment manufacturers and must successfully develop and manufacture products that meet these requirements. In addition, we must meet the timing requirements of these electronic equipment manufacturers and must make products available to them in sufficient quantities. These electronic equipment manufacturers could develop products that provide the same or similar functionality as one or more of our products and render these products obsolete in their applications.

        We do not have purchase agreements with our customers that contain minimum purchase requirements. Instead, electronic equipment manufacturers purchase our products pursuant to short-term purchase orders that may be canceled without charge. We believe that in order to obtain broad penetration in the markets for our products, we must maintain and cultivate relationships, directly or through our distributors, with electronic equipment manufacturers that are leaders in the embedded systems markets. Accordingly, we will often incur significant expenditures in order to build relationships with electronic equipment manufacturers prior to volume sales of new products. If we fail to develop relationships with additional electronic equipment manufacturers, to have our products designed into new embedded systems or to develop sufficient new products to replace products that have become obsolete, our business would be materially adversely affected.

LOWER DEMAND FOR OUR CUSTOMERS' PRODUCTS WILL RESULT IN LOWER DEMAND FOR OUR PRODUCTS

        Demand for our products depends in large part on the development and expansion of the high-performance embedded systems markets including networking and telecommunications, enterprise storage, imaging and industrial applications. The size and rate of growth of these embedded systems markets may in the future fluctuate significantly based on numerous factors. These factors include the adoption of alternative technologies, capital spending levels and general economic conditions. Demand for products that incorporate high-performance embedded systems may not grow.

DEFECTS IN OUR PRODUCTS COULD INCREASE OUR COSTS AND DELAY OUR PRODUCT SHIPMENTS

        Our products are complex. While we test our products, these products may still have errors, defects or bugs that we find only after commercial production has begun. We have experienced errors, defects and bugs in the past in connection with new products.

        Our customers may not purchase our products if the products have reliability, quality or compatibility problems. This delay in acceptance can make it more difficult to retain our existing customers and to attract new customers. Moreover, product errors, defects or bugs can result in additional development costs, diversion of technical and other resources from our other development efforts, claims by our customers or others against us, or the loss of credibility with our current and prospective customers. In the past, the additional time required to correct defects has caused delays in product shipments and resulted in lower revenues. We may have to spend significant amounts of capital and resources to address and fix problems in new products.

         We must continuously develop our products using new process technology with smaller geometries to remain competitive on a cost and performance basis. Migrating to new technologies is a challenging task requiring new design skills, methods and tools and is difficult to achieve.

FAILURE TO HIRE ADDITIONAL PERSONNEL AND TO IMPROVE OUR OPERATIONS WILL LIMIT OUR GROWTH

        We have experienced rapid growth which places a significant strain on our limited personnel and other resources. To manage our expanded operations effectively, we will need to further improve our operational, financial and management systems. We will also need to successfully hire, train, motivate and manage our employees. We may not be able to manage our growth effectively, which could have a material adverse effect on our business. Also, we are seeking to hire additional skilled development engineers, who are currently in short supply. Our business could be adversely affected if we encounter delays in hiring additional engineers.

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

WE COULD LOSE KEY PERSONNEL DUE TO COMPETITIVE MARKET CONDITIONS AND ATTRITION

        Our success depends to a significant extent upon our senior management and key technical and sales personnel. The loss of one or more of these employees could have a material adverse effect on our business. We do not have employment contracts with any of our executive officers.

        Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the semiconductor industry is intense, and we may not be able to retain our key personnel or to attract, assimilate or retain other highly qualified personnel in the future. In addition, we may lose key personnel due to attrition, including health, family and other reasons. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our business could be materially adversely affected.

A LARGE PORTION OF OUR REVENUES IS DERIVED FROM SALES TO THIRD-PARTY DISTRIBUTORS WHO MAY TERMINATE THEIR RELATIONSHIPS WITH US AT ANY TIME

        We depend on distributors to sell a significant portion of our products. In the three months ended March 31, 2000 and in 1999, net revenues through distributors accounted for approximately 61% and 58%, respectively, of our net revenues. Some of our distributors also market and sell competing products. Distributors may terminate their relationships with us at any time. Our future performance will depend in part on our ability to attract additional distributors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. We may lose one or more of our current distributors or may not be able to recruit additional or replacement distributors. The loss of one or more of our major distributors could have a material adverse effect on our business.

THE DEMAND FOR OUR PRODUCTS DEPENDS UPON OUR ABILITY TO SUPPORT EVOLVING INDUSTRY STANDARDS

        Substantially all of our revenues are derived from sales of products which rely on the Peripheral Component Interconnect, or PCI, standard. If the embedded systems markets move away from this standard and begin using new standards, we may not be able to successfully design and manufacture new products that use these new standards. There is also the risk that new products we develop in response to new standards may not be accepted in the market. In addition, the PCI standard is continuously evolving, and we may not be able to modify our products to address new PCI specifications. Any of these events would have a material adverse effect on our business.

THE SUCCESSFUL MARKETING AND SALES OF OUR PRODUCTS DEPEND UPON OUR THIRD PARTY RELATIONSHIPS, WHICH ARE NOT SUPPORTED BY WRITTEN AGREEMENTS

        When marketing and selling our semiconductor devices, we believe we enjoy a competitive advantage based on the availability of development tools offered by third parties. These development tools are used principally for the design of other parts of the embedded system but also work with our products. We will lose this advantage if these third party tool vendors cease to provide these tools for existing products or do not offer them for our future products. This event could have a material adverse effect on our business. We generally have no written agreements with these third parties, and these parties could choose to stop providing these tools at any time.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION

        Our future success and competitive position depend upon our ability to obtain and maintain proprietary technology used in our principal products. Currently, we have limited protection of our intellectual property in the form of patents and rely instead on trade secret protection. Our existing or future patents may be invalidated, circumvented, challenged or licensed to others. The rights granted thereunder may not provide competitive advantages to us. In addition, our future patent applications may not be issued with the scope of the claims sought by us, if at all. Furthermore, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned or licensed by us. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in foreign countries where we may need protection. We cannot be sure that steps taken by us to protect our technology will prevent misappropriation of the technology.

        We may from time to time receive notifications of claims that we may be infringing patents or other intellectual property rights owned by other third parties. While there is currently no intellectual property litigation pending against us, litigation


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

could result in significant expenses to us, adversely affect sales of the challenged product or technology. This litigation could also divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In addition, we may not be able to develop or acquire non-infringing technology or procure licenses to the infringing technology under reasonable terms. This could require expenditures by us of substantial time and other resources. Any of these developments would have a material adverse effect on our business.

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LEAD TO SIGNIFICANT VARIANCES IN THE DEMAND FOR OUR PRODUCT

        In the last two years, the semiconductor industry has been characterized by significant downturns and wide fluctuations in supply and demand. Also, during this time, the industry has experienced significant fluctuations in anticipation of changes in general economic conditions, including economic conditions in Asia. This cyclicality has led to significant variances in product demand and production capacity. It has also accelerated erosion of average selling prices per unit. We may experience periodic fluctuations in our future financial results because of industry-wide conditions.

BECAUSE WE SELL OUR PRODUCTS TO CUSTOMERS OUTSIDE OF NORTH AMERICA AND BECAUSE OUR PRODUCTS ARE INCORPORATED WITH PRODUCTS OF OTHERS THAT ARE SOLD OUTSIDE OF NORTH AMERICA WE FACE FOREIGN BUSINESS, POLITICAL AND ECONOMIC RISKS

        Sales outside of North America accounted for 36% of our revenues for the three months ended March 31, 2000. In 1999, 1998 and 1997, sales outside of North America accounted for 35%, 34% and 22% of our revenues, respectively. We anticipate that these sales may increase in future periods and may account for an increasing portion of our revenues. In addition, equipment manufacturers who incorporate our products into their products, sell their products outside of North America, thereby exposing us indirectly to foreign risks. Further, most of our semiconductor products are manufactured outside of North America. Accordingly, we are subject to international risks, including:

        -   difficulties in managing distributors,

        - difficulties in staffing and managing foreign subsidiary and branch operations,

        -   political and economic instability,

        -   foreign currency exchange fluctuations,

        -   difficulties in accounts receivable collections,

        -   potentially adverse tax consequences,

        -   timing and availability of export licenses,

        -   changes in regulatory requirements, tariffs and other barriers,

        - difficulties in obtaining governmental approvals for telecommunications and other products, and

        -   the burden of complying with complex foreign laws and treaties.

Because sales of our products have been denominated to date exclusively in United States dollars, increases in the value of the United States dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country.

OUR POTENTIAL FUTURE ACQUISITIONS MAY NOT BE SUCCESSFUL BECAUSE WE DO NOT HAVE EXPERIENCE IN MAKING ACQUISITIONS

        There have been a significant number of mergers and acquisitions in the semiconductor industry in the past. In May, 2000 we completed our first acquisition which was of Sebring Systems, Inc. As part of our business strategy, we expect to review additional acquisition prospects that would complement our existing product offerings, improve market coverage or enhance our technological capabilities. We have no current agreements or negotiations underway with respect to any acquisitions, and we may not be able to locate suitable acquisition opportunities. Future acquisitions could result in the following:

        -   potentially dilutive issuances of equity securities,

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

        -   large one-time write-offs,

        -   the incurrence of debt and contingent liabilities or amortization

        - difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies,

        - diversion of management's attention from other business concerns, and

        - risks of entering geographic and business markets in which we have no or limited prior experience and potential loss of key employees of acquired organizations.

        Since we have little experience in making acquisitions, we are not certain that we will be able to successfully integrate any businesses, products, technologies or personnel that we may acquire. Our failure to do so could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE SEBRING WITH OUR COMPANY

        The merger between us and Sebring involves the integration of two companies that have previously operated independently. Such integration requires significant effort from each company, including the integration of highly complex and disparate products developed by each company and the coordination of their research and development and sales and marketing efforts. There can be no assurance that we will integrate the respective technology and operations of Sebring without encountering difficulties or experiencing the loss of Sebring or PLX personnel or that the benefits expected from such integration will be realized. The diversion of the attention of management and any difficulties encountered in the transition process (including the interruption of, or a loss of momentum in, Sebring's activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans) could have an adverse impact on our ability to realize anticipated synergies from the acquisition.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS

        Our executive officers, directors and other principal stockholders beneficially own approximately 40% of our outstanding common stock. Although these stockholders do not have majority control, they currently have, and likely will continue to have, significant influence with respect to the election of our directors and approval or disapproval of our significant corporate actions. This influence over our affairs might be adverse to the interests of other stockholders. In addition, the voting power of these stockholders could have the effect of delaying or preventing a change in control of PLX.

THE ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK

        Anti-takeover provisions of Delaware law and our Certificate of Incorporation may make a change in control of PLX more difficult, even if a change in control would be beneficial to the stockholders. These provisions may allow the Board of Directors to prevent changes in the management and control of PLX. Under Delaware law, our Board of Directors may adopt additional anti-takeover measures in the future.

        One anti-takeover provision that we have is the ability of our Board of Directors to determine the terms of preferred stock and issue preferred stock without the approval of the holders of the common stock. Our Certificate of Incorporation allows the issuance of up to 5,000,000 shares of preferred stock. Currently, there are no shares of preferred stock outstanding. However, because the rights and preferences of any series of preferred stock may be set by the Board of Directors in its sole discretion without approval of the holders of the common stock, the rights and preferences of this preferred stock may be superior to those of the common stock. Accordingly, the rights of the holders of common stock may be adversely affected.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, as well as the Forms 10-Q, 10-K and 8-K incorporated by reference into this prospectus, include "Forward-Looking Statements." All statements other than statements of historical fact are "Forward-Looking Statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, Forward-Looking Statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements, are subject to inherent risks and uncertainties, including but not limited to the factors described under "Risk Factors" beginning on page 5 and the reasons described elsewhere in this offering circular. All Forward-Looking Statements and reasons why results may differ included in this offering circular are made as of the date hereof, and we assume no obligation to update any such Forward-Looking Statement or reason why actual results might differ.

                              SELLING STOCKHOLDERS

        The following table provides the names of and the number of shares of Common Stock beneficially owned by each selling stockholder, and the number of shares of Common Stock beneficially owned by each selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling stockholder offers and sells all of its or his/her respective shares. Selling stockholders may, however, offer and sell all, or some or none of their shares. Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the selling stockholders may also sell the shares listed below as being held by the selling stockholders. No selling stockholder beneficially owns one percent or greater of the Company's outstanding Common Stock.


                                        Beneficial                           Beneficial
                                     Ownership Prior                       Ownership After
                                       to Offering         Offered          the Offering
                                     ----------------  ----------------   ----------------
                                     Number of Shares  Number of Shares   Number of Shares
                                     ----------------  ----------------   ----------------

Argus Capital                            8,788              8,788                    0
Asia Tech Management                     52,728            52,728                    0
Avery Ventures I                         10,390            10,390                    0
BASS TRUST                               2,237              2,237                    0
Boucher Trust                            1,118              1,118                    0
Burbank Family Living Trust              1,974              1,974                    0
Carlton Amdahl                           5,176              5,176                    0
Cathleen J. Blasco                      26,266             26,266                    0
Charlie Bass                             1,950              1,950                    0
Colby Gartin                               351                351                    0
Daniel Curtis                              175                175                    0
David Ridgeway                           2,369              2,369                    0
Draper Richards L.P.                    35,152             35,152                    0
Earl Cohen                                 268                268                    0
Gordon T. and Allison L. Lee             4,251              4,251                    0
Intel Corporation                       89,514             89,514                    0
Jack Regula                             11,000             11,000                    0
James Tindle                               282                282                    0
JBM Ventures Inc.                        2,237              2,237                    0
Kenneth Coleman                         12,061             12,061                    0
Lee Jackson                                 87                 87                    0
Luis Trabb-Pardo                         9,806              9,806                    0
Mahmood Khorasani                          671                671                    0
Mohammad Tamjidi                           678                678                    0
Mark Easley                              5,431              5,431                    0
Mentor Venture Partners, L.P.           21,930             21,930                    0
Mezzamie Group                           3,356              3,356                    0
Michael Hackworth                       18,119             18,119                    0
Mitsui Comtek Corp.                     22,378             22,378                    0
Morris Property Trust                    1,566              1,566                    0
Murray Shohat                              456                456                    0
MVC Corporation                          4,475              4,475                    0
Philip E. White                          1,118              1,118                    0
Richard Boucher                            856                856                    0
Robert Certilman                         5,431              5,431                    0
Russ Lord                                6,196              6,196                    0
Silicon Valley Equity Fund, L.P.        44,756             44,756                    0
Stephen C. Orr                           4,251              4,251                    0
Stephen Lau                             14,127             14,127                    0
TIMARK, L.P.                             3,356              3,356                    0
Tim Canepa                                 430                430                    0
Warren T. Lazarow                        1,789              1,789                    0
Weber Trust                              1,974              1,974                    0
Yousef Bahadori                            724                724                    0
1267104 Ontario Limited                 22,378             22,378                    0

                              PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the holders of up to 464,626 shares of Common Stock. These shares were issued in connection with the merger agreement among PLX and Sebring Systems, Inc. This prospectus has been prepared in connection with registering these shares to allow for sales of these shares by the applicable selling stockholders to the public as required by the terms of the merger agreement. We have registered the shares for sale pursuant to the terms of the merger agreement, but registration of these shares does not necessarily mean that any of these shares will be offered and sold by the holders thereof.

        We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by any of the selling stockholders, or under some circumstances, donees, pledgees, transferees or other successors in interest ("Transferees") thereof. Alternatively, the selling stockholders, or Transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders, or Transferees thereof, and/or the purchasers of the shares for whom they may act as agent. The selling stockholders, or Transferees thereof, and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

        At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders, or Transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered pursuant to this prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


   Securities Act Registration Fee....................................  $ 4,393
   Printing and duplicating fees......................................    2,000
   Legal fees and expenses............................................   20,000
   Accounting fees and expenses.......................................   10,000
   Miscellaneous expenses.............................................    5,000
                                                                        -------
        *Total........................................................  $41,393
                                                                        =======


*None of the expenses listed above will be borne by the selling stockholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

        The Registrant's Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the securities laws or state or federal environmental laws. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

        Pursuant to written agreement between the respective selling stockholders and the Company, the directors and officers of the Company are indemnified by such selling stockholders against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and the related prospectus.

ITEM 16. EXHIBITS

2.1+ - Form of Agreement and Plan of Merger dated April 19, 2000 by and among PLX Technology, Inc., OKW Technology Acquisition Corporation and Sebring Systems, Inc.

4.1* - Amended and Restated Certificate of Incorporation of Registrant

4.2* - Registrant's Amended and Restated Bylaws

5.1 - Opinion of Morrison & Foerster LLP

23.1 - Consent of Ernst & Young LLP, Independent Auditors

23.2 - Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1 - Power of Attorney (included on signature page hereto)

+ Incorporated by reference to Exhibit 2.1 to Registrant's current report on Form 8-K (File No. 000-25699)

* Incorporated by reference to the exhibits previously filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-71795)

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this Registration Statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on June 30, 2000.

                                      PLX TECHNOLOGY, INC.

                                      By: /s/ MICHAEL J. SALAMEH
                                         -----------------------------
                                         Michael J. Salameh
                                         President

                                POWER OF ATTORNEY

   The undersigned hereby constitutes and appoints Michael J. Salameh and Scott
M. Gibson, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf the registration statement on Form S-3 in connection with the sale by PLX Technology, Inc. of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:


    Signature                  Title                                           Date
    ---------                  -----                                           ----

    /s/ MICHAEL J. SALAMEH     President                                       June 30, 2000
    -----------------------
    Michael J. Salameh

    /s/ SCOTT M. GIBSON        Vice President, Chief Financial Officer         June 30, 2000
    -----------------------
    Scott M. Gibson

    /s/ D. JAMES GUZY          Director and Chairman of the Board of           June 30, 2000
    -----------------------    Directors
    D. James Guzy

    /s/ EUGENE FLATH           Director                                        June 30, 2000
    -----------------------
    Eugene Flath

    /s/ TIMOTHY DRAPER         Director                                        June 30, 2000
    -----------------------
    Timothy Draper

                               Director
    -----------------------
    Young K. Sohn

    /s/ JOHN H. HART           Director                                        June 30, 2000
    -----------------------
    John H. Hart

                                 EXHIBIT INDEX


2.1+ - Form of Agreement and Plan of Merger dated April 19, 2000 by and among PLX Technology, Inc., OKW Technology Acquisition Corporation and Sebring Systems, Inc.

4.1* - Amended and Restated Certificate of Incorporation of Registrant

4.2* - Registrant's Amended and Restated Bylaws

5.1 - Opinion of Morrison & Foerster LLP

23.1 - Consent of Ernst & Young LLP, Independent Auditors

23.2 - Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1 - Power of Attorney (included on signature page hereto)

+ Incorporated by reference to Exhibit 2.1 to Registrant's current report on Form 8-K (File No. 000-25699)

* Incorporated by reference to the exhibits previously filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-71795)